EXHIBIT 99.1

CONTACTS:
Angus C. Morrison
Sr. VP & Chief Financial Officer
(770) 822-4295

FOR IMMEDIATE RELEASE
June 4, 2003

NATIONAL VISION ANNOUNCES 2002 FINANCIAL RESULTS,
RESTATEMENT OF 2001 FINANCIAL STATEMENTS
and
FILING OF 2001 AND 2002 ANNUAL REPORTS ON FORM 10-K
WITH THE SECURITIES AND EXCHANGE COMMISSION

LAWRENCEVILLE, GEORGIA – National Vision, Inc., (Amex:  NVI) the nation’s fifth largest optical company, today announced that it had filed with the Securities and Exchange Commission its amended Form 10-K for 2001 and its Form 10-K for 2002.  In April 2003, the Company indicated that it would restate its 2001 financial statements in order to adjust certain balance sheet accounts.  The 2001 financial statements were originally audited by Arthur Andersen LLP, which has ceased operations.  As a result, it was necessary to re-audit the 2001 financial statements.  The Company engaged Deloitte & Touche LLP, its current auditors, to perform the re-audit.  The Company was unable to file its Form 10-K for 2002 until the restatement of 2001 results was completed.  The amended Form 10-K for 2001 contains the restated financial statements for 2001.

Four principal revisions have been made.  These revisions have no effect on the previously reported net loss for the seven months ended December 29, 2001 or the previously reported net income for the five months ended June 2, 2001.  The revisions did not affect the Company’s earnings before interest, taxes, depreciation and amortization and extraordinary items (EBITDA) related to the Company’s ongoing businesses in Wal*Mart and other host locations.  The revisions did, however, have an impact on the 2002 excess cash flow payments under the Company’s indenture (see “Excess Cash Flow Payment”, below).

Regarding the effect of the 2001 re-audit, the revisions to the 2001 financial statements may be summarized as follows:

  Reclassification of the balance sheet to reflect a current deferred tax asset and a non-current net deferred tax liability as of December 29, 2001, and restatement of the 2001 income tax footnote which details the Company’s deferred tax assets and liabilities to correctly reflect the deferred tax assets, liabilities, and valuation allowance of the Company as of December 29, 2001, due mainly to 1) an unrecorded deferred tax asset related to the disposition of the Company's freestanding store locations and 2) an unrecorded deferred tax liability for the intangible value of contract rights recorded upon fresh start accounting.

  Reclassification of the balance sheet presentation for senior notes to reflect the current portion of the senior note liability as of December 29, 2001 for a senior note principal payment made in February 2002.

  Reclassification of certain reserves for equipment and other assets from accrued expenses and other current liabilities to property and equipment and other assets and deferred costs as of December 29, 2001.

  Reclassification of certain expenses, which were previously reported as reorganization expenses, in the five month predecessor period ended June 2, 2001, to cost of goods sold and selling, general & administrative expense.

The consolidated financial statements for the year ended December 29, 2001 have been restated to incorporate all of these adjustments and reclassifications.  These revisions have no effect on the previously reported net loss for the seven months ended December 29, 2001 or the previously reported net income for the five months ended June 2, 2001.  The revisions did not affect the Company’s earnings before interest, taxes, depreciation and amortization and extraordinary items (EBITDA) related to the Company’s ongoing businesses in Wal*Mart and other host locations.  A summary of the significant effects of the restatements is as follows ($ in 000s):

	As Previously
	Reported	As Restated

At December 29, 2001:
Accounts receivable	$3,939	$3,908
Other current assets	636	583
Equipment	17,731	17,049
Net property and equipment	24,682	24,000
Other assets and deferred costs	1,561	1,332
Deferred tax asset – current	--	3,681
Deferred tax asset – long term	385	--

Assets - Subtotal	168,916	171,217

Accrued expenses and other current liabilities	25,707	24,712
Current portion of other long-term debt	--	1,597
Senior notes	120,000	118,403
Deferred tax liability – long term	--	3,296

Liabilities - Subtotal	149,642	151,943

Shareholders' Equity - Subtotal	19,274	19,274

	As Previously
	Reported	As Restated

For the five months ended June 2, 2001:
Cost of goods sold	$54,761	$57,404
Selling, general and administrative expense	64,977	68,377
Operating income / (loss)	819	(5,224)
Loss before reorganization items and taxes	(331)	(6,374)
Reorganization expenses (gain)	(96,472)	(102,515)

Historical Pro Forma Results of Ongoing Operations

For the twelve months ended December 28, 2002, net sales were $247.0 million and gross profit was $134.6 million, versus pro forma net sales and gross profit of $237.9 million and $130.8 million, respectively, recorded in the comparable period last year from the Company’s continuing operations.  Comparable store sales for our domestic stores were up +2.0% from levels recorded in the comparable period last year.  Operating income for the current year was $5.9 million, a decrease of approximately $1.5 million compared to the pro forma prior year amount of $7.4 million.  Earnings before interest, taxes, depreciation, and amortization and extraordinary items (EBITDA) increased by 5.7% in the current period to $24.9 million from pro forma EBITDA of $23.5 million in the comparable period a year ago.  Pro forma EBITDA for 2001 includes a significant provision for managed care receivables of $2.9 million.  At the end of the year, the Company operated 518 vision centers, versus 514 vision centers at the end of the fourth quarter a year ago.  Of the Company’s vision centers open at December 28, 2002, 399 are in domestic Wal*Mart stores, 37 are in Wal*Mart de Mexico stores, 58 are located in Fred Meyer stores, and 24 are on military bases throughout the United States.  Subsequent to year-end and as of March 31, 2003, the Company has closed thirteen Wal*Mart vision centers in accordance with the Wal*Mart master license agreement.

All references to pro forma results in this release refer to results of the Company’s host vision centers after giving effect to the dispositions made during the Company’s reorganization process as if they had occurred at the beginning of the periods indicated.  Additionally, pro forma results are prior to restructuring and reorganization costs incurred during the bankruptcy proceedings.  A reconciliation between pro forma results and historical results is set forth in the attached financial tables.

The Company adopted “fresh start” accounting on June 2, 2001.  The attached Pro Forma Condensed Consolidated Statements of Operations present pro forma information for the continuing businesses.  Due to the fresh start accounting and the disposition of unprofitable store operations, the results since June 2, 2001 are generally not comparable to periods prior to this date.

First Quarter 2003

The Company anticipates filing its first quarter 2003 financial statements on Form 10-Q within the next 10 business days.  Concurrent with the 10-Q filing, the Company will issue a press release summarizing complete financial results for the first quarter.  In the first quarter, comparable store sales for our domestic stores were up +2.5% from levels recorded in the comparable period last year, with March sales growth achieving higher levels than January and February.  All three National Vision divisions (Wal*Mart, Fred Meyer and military) reported positive comparable store trends well ahead of industry sales trends, which were predominantly negative for the quarter.

Excess Cash Flow Payment

An effect of the restatement was to adjust the calculation of working capital under the indenture for purposes of determining the excess cash flow payment for the cumulative period from June 2, 2001 through December 28, 2002. The effect of these adjustments was to increase the cumulative payments of excess cash flow during this same period by approximately $950,000. Our indenture expressly provides that, in the event of a restatement which affects a previously made excess cash flow payment, the next payment of excess cash flow otherwise due is appropriately adjusted so that the under or over payment is corrected. The Company accordingly expects that, subject to the minimum cash requirements and other provisions of the indenture, it will increase its next cash flow payment by approximately $950,000.  The next principal payment is scheduled for August 30, 2003.  The Company can provide no assurances that such a payment will in fact be made.

Letter from Trustee

The Company had previously disclosed that it had received a letter from the trustee under the indenture governing its senior notes, stating that the Company was in default for failing to timely file its Form 10-K for fiscal 2002, and that the Company had 30 days to cure the alleged default.  The Company announced that it had received a letter from the trustee, revoking the previous letter.  In addition, the filing today of the Form 10-K has taken place within the 30-day cure period.

The general public can access the Company’s 10-K financial reports and press releases via the Company’s web site at www.nationalvision.com.  Additionally, the general public can access all of the Company’s public documents filed with the Securities and Exchange Commission (“SEC”) via their web site at www.sec.gov.  The Company’s common stock and senior notes are listed on the American Stock Exchange.  The common stock of the Company trades under the symbol “NVI” and the senior notes trade under the symbol “NVI.A”.

-- FINANCIAL TABLES TO FOLLOW --

This release includes statements concerning the Company's plans, beliefs and expectations for future periods.  These “forward-looking statements” may be identified by the use of words such as “intends,” “contemplates,” “believes,” “anticipates,” “expects,” “should,” “could,” “would” and words of similar import.  These forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from the expectations expressed or implied in such statements.  With respect to such forward-looking statements and others that may be made by, or on behalf of, the Company, the factors described as "Risk Factors" in the Company's Reports previously filed with the SEC, could materially affect the Company's actual results.

These risks and uncertainties include, among others, impaired relationships with the Company’s vendors or customers as a result of the Company’s recent emergence from bankruptcy, the Company’s high leverage and its potential inability to repay its debt, an adverse change in the Company’s relationship with Wal*Mart, changes in economic conditions (including an increase in interest rates), financial markets or customer demand, the level of competition in the retail eyecare industry, federal and state regulation of the healthcare and insurance industries (particularly in California), the Company's financial condition and other risks and uncertainties set forth in the Company's filings with the Securities and Exchange Commission.

All forward-looking statements included in this release are based upon management's present expectations and the information available at this time. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors.

National Vision, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share information)

	Successor		Predecessor
	Year ended	Seven months ended	Five months ended
	December 28, 2002	December 29, 2001	June 2, 2001
			(as restated)

Retail sales, net	$244,860	$135,543	$120,557
Premium revenue	2,160	--	--

Total net sales	247,020	135,543	120,557
Cost of goods sold	112,446	61,488	57,404

Total gross profit	134,574	135,543	63,153
Selling, general & administrative expense	128,715	61,488	68,377

Operating income / (loss)	5,859	74,055	(5,224)
Interest expense, net	13,629	71,526	1,150

Loss before reorganization items & taxes	(7,770)	2,529	(6,374)
Reorganization gain	--	8,389	(102,515)

Earnings / (loss) before taxes and extraordinary item	(7,770)	(5,860)	96,141
Income taxes	--	--	--

Net earnings / (loss) before extraordinary items	(7,770)	(5,860	96,141
Extraordinary items, net of tax	1,566	--	17, 182

Net earnings / (loss)	$(6,204)	$(5,860)	$113,323

Basic and diluted earnings / (loss) per share:
Before extraordinary items	$(1.55)	$(1.17)	$4.54
Extraordinary items	0.31	--	0.81
Net earnings / (loss) per share	$(1.24)	$(1.17)	$5.35

National Vision, Inc.
Pro Forma Condensed Consolidated Statement of Operations and Reconciliation of Net Earnings to EBITDA
(in thousands)

	Year Ended
		Pro Forma (a)
	December 28, 2002	December 29, 2001
		(as restated)

Total net sales	$247,020	$237,885
Total cost of goods sold	112,446	107,085
Total gross profit	134,574	130,800
Selling, general and administrative expense	128,715	123,426
Operating income	5,859	7,374
Interest expense, net	13,629	9,539
Income taxes	--	--
Extraordinary gain, net	(1,566)	--
Net earnings / (loss)	$(6,204)	$(2,165)

Addback:
Interest expense, net	$13,629	$9,539
Income taxes	--	--
Extraordinary (gain), net	(1,566)	--
Depreciation and amortization expense	18,999	16,149

EBITDA (b)	24,858	23,523

Capital expenditures	$5,209	$4,715

National Vision, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 28, 2002	December 29, 2001
		(as restated)

Assets:
Cash	$9,020	$9,846
Accounts receivable, net	2,164	3,908
Inventories	17,928	18,621
Current deferred income tax asset	975	3,681
Other current assets	979	583
Net property and equipment	17,992	24,000
Other assets and deferred costs, net	1,004	1,332
Intangible value of contractual rights, net (c)	100,960	109,246
	$151,022	$171,217

Liabilities and Shareholders' Equity:
Accounts payable	$3,445	$3,935
Accrued expenses and other current liabilities	24,067	24,712
Current portion of long-term debt	3,824	1,597
Deferred income tax liability	975	3,296
Senior subordinated notes	105,882	118,403
Total shareholders' equity	12,829	19,274
	$151,022	$171,217

(a)	Pro-Forma results represent unaudited financial results for the continuing businesses for the periods indicated, and are prior to restructuring and reorganization costs incurred during the bankruptcy proceedings.

(b)	EBITDA is calculated as net earnings before interest, taxes, depreciation and amortization, extraordinary items, cumulative effect of a change in accounting principle and reorganization items. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service or incur indebtedness, and it is the basis for the calculation of the Company's Excess Cash repayment under the senior subordinated notes. However, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles (GAAP), is not necessarily indicative of cash available to fund all cash flow needs, should not be considered an alternative to net income or to cash flow from operations (as determined in accordance with GAAP) and should not be considered an indication of the Company's operating performance or as a measure of liquidity.

(c)	Intangible value of contractual rights was established upon emergence from bankruptcy. This amount will be amortized on a straight-line basis over a 15-year period.

National Vision, Inc.
Condensed Consolidated Statement of Operations
Reconciliation of Pro Forma information with Historical Consolidated Statements of Operations
(in thousands - unaudited)

	Year Ended
	December 29, 2001
	As Reported (A)	Adjustments		Pro Forma

Net sales	$256,100	$18,215	(D)	$237,885
Costs of goods sold (B)	118,892	11,807	(D)	107,085

Gross profit	137,208	6,408		130,800
Selling, general & administrative (C)	139,903	16,477	(D)	123,426

Operating income / (loss)	(2,695)	(10,069)		7,374
Interest expense, net	9,539	--		9,539

Loss before reorganization items, taxes, extraordinary item
and cumulative effect of a change in accounting principle	(12,234)	(10,069)		(2,165)
Reorganization expense / (gain)	(102,515)	(102,515)	(E)	--

(Loss) / earnings before taxes, extraordinary item and
cumulative effect of a change in accounting principle	90,281	92,446		(2,165)
Income taxes	--	--		--

Net earnings / (loss) before extraordinary item and
cumulative effect of a change in accounting principle	90,281	92,446		(2,165)
Extraordinary (loss) / gain, net	17,182	17,182	(E)	--

Net earnings / (loss)	$107,463	$109,628		$(2,165)

(A)

Represents the combination of the Successor Company's financial results for the seven months ended December 29, 2001 and the Predecessor Company's financial results for the five months ended June 2, 2001.

(B)	Includes a charge of approximately $2.6 million to reflect the net realizable value of certain inventories impacted by the sale of the freestanding operations.

(C)	Includes a non-cash charge of $6.3 million for uncollectible accounts receivable incurred by the Predecessor Company, $2.9 million of which related to the host vision centers.

(D)	Represents the results of the freestanding operations, the Sam's Club operations, and the Meijer Thrifty Acres locations that were either sold or closed during the restructuring of the Company.

(E)	Reorganization items and Extraordinary gains and losses were expenses of the Predecessor Company related to the store closures and the Chapter 11 procedures.